Exhibit 99
communications

L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
212-697-1111 Fax: 212-682-9553
News

Contact:	L-3 Communications
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Second Quarter 2008 Results
•	Diluted earnings per share (EPS) of $2.24, including a $0.57 net gain for certain items
•	Diluted EPS excluding certain items increased 12% to $1.67
•	Net sales increased 9% to $3.7 billion
•	Record net cash from operating activities of $535 million
•	Record funded orders of $4.2 billion and record funded backlog of $11 billion
•	Increased financial guidance for 2008 net sales and diluted EPS
NEW YORK, NY, July 24, 2008 — L-3 Communications (NYSE: LLL) today reported diluted EPS of $2.24 for the quarter ended June 27, 2008 (2008 second quarter), including a $0.57 net gain for certain items which occurred during the quarter, and are discussed below. Excluding these items, EPS was $1.67, a 12% increase, compared to $1.49 for the quarter ended June 29, 2007 (2007 second quarter). Net sales increased 9% to $3.7 billion, compared to $3.4 billion for the 2007 second quarter. Second quarter 2008 net cash from operating activities was $535 million, compared to $386 million for the 2007 second quarter.
The 2008 second quarter results were impacted by three items aggregating a net gain of $0.57 per diluted share, which are collectively referred to as the Q2 2008 Items.
•	A gain of $133 million ($81 million after income taxes, or $0.65 per share) for the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”).

•	A gain of $12 million ($7 million after income taxes, or $0.06 per share) from the sale of a product line (the “Product Line Divestiture Gain”).

•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per share) relating to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
“Our businesses continued to perform well during the 2008 second quarter,” said Michael T. Strianese, president and chief executive officer of L-3. “Our focus on performance resulted in EPS, excluding certain items, of $1.67, an increase of 12% over the 2007 second quarter. We had record funded orders of $4.2 billion and ended June with record funded backlog of $11 billion. We also had record free cash flow(1) of $502 million in the 2008 second quarter, and continued to deploy the company’s cash flow to increase shareholder value with share repurchases of $217 million, dividends of $37 million, and business acquisitions of $175 million.”

(1)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

L-3 Announces Results for the 2008 Second Quarter	Page 2
Consolidated Results

	Second Quarter Ended				First Half Ended
	June 27,	June 29,	Increase/		June 27,	June 29,	Increase/
($ in millions, except per share data)	2008	2007	(decrease)		2008	2007	(decrease)

Net sales	$3,722	$3,407	$315		$7,228	$6,707	$521

Operating income	$501	$355	$146		$869	$681	$188
Litigation Gain	(126)	—	(126)		(126)	—	(126)

Segment operating income	375	355	20		743	681	62
Product Line Divestiture Gain	(12)	—	(12)		(12)	—	(12)
Impairment Charge	28	—	28		28	—	28

Operating income, excluding Q2 2008 Items(2)	$391	$355	$36		$759	$681	$78

Interest expense and other	$57	$68	$(11)		$123	$139	$(16)

Effective income tax rate	37.4%	34.4%	300	bpts	37.0%	35.4%	160	bpts

Net income	$278	$188	$90		$470	$350	$120
Q2 2008 Items	(71)	—	(71)		(71)	—	(71)

Net income, excluding Q2 2008 Items(2)	$207	$188	$19		$399	$350	$49

Diluted EPS	$2.24	$1.49	$0.75		$3.78	$2.77	$1.01
Q2 2008 Items	(0.57)	—	(0.57)		(0.57)	—	(0.57)

Diluted EPS, excluding Q2 2008 Items(2)	$1.67	$1.49	$0.18		$3.21	$2.77	$0.44

Second Quarter Results of Operations: For the 2008 second quarter, consolidated net sales increased 9% compared to the 2007 second quarter driven by continued strong demand for networked communication systems, ISR systems, training and other support services, base support services and several specialized product areas, including power & control systems, microwave products, electro-optical/infrared (EO/IR) products, precision engagement and security & detection systems. These increases were partially offset by a decrease in linguist services. The increase in sales from acquired businesses was $89 million or 3%.
The 2008 second quarter operating income increased by $146 million to $501 million from $355 million for the 2007 second quarter. The Q2 2008 Items increased consolidated operating income by an aggregate $110 million, of which the Litigation Gain increased operating income by $126 million, the Product Line Divestiture Gain increased operating income by $12 million, and the Impairment Charge reduced operating income by $28 million. Excluding the Q2 2008 Items, operating income as a percentage of sales (operating margin), increased by 10 basis points to 10.5% compared to the 2007 second quarter.
Additionally, the 2008 second quarter operating income was reduced by a $15 million charge for estimated costs to settle certain claims, of which $13 million is included in the Aircraft Modernization and Maintenance segment and $2 million is included in the Specialized Products segment. See Segment Results below for additional discussion of segment operating income and margin results.
Interest expense and other for the 2008 second quarter decreased compared to the same period last year because of the $7 million of accrued interest reversed during the 2008 second quarter in connection with the Litigation Gain. Lower interest rates on variable rate debt also reduced interest expense for the 2008 second quarter as compared to the 2007 second quarter.
The effective tax rate for the 2008 second quarter increased by 300 basis points compared to the same quarter last year. The Q2 2008 Items increased the effective tax rate by 80 basis points. The remaining increase was primarily due to a reversal of previously accrued amounts during the 2007 second quarter that did not recur

(2)	The company believes that the Q2 2008 Items affect the comparability of the results of operations of the 2008 second quarter and first half of 2008 to the results of operations for the 2007 second quarter and first half of 2007. The company also believes that disclosing operating income, net income and diluted EPS excluding the Q2 2008 Items will allow investors to more easily compare the 2008 second quarter and 2008 first half results to the 2007 second quarter and 2007 first half results.

L-3 Announces Results for the 2008 Second Quarter	Page 3
in the 2008 second quarter and the expiration of the U.S. Federal research and experimentation tax credit on Dec. 31, 2007 which has not been re-enacted as of the end of the 2008 second quarter.
In the 2008 second quarter as compared to the 2007 second quarter, diluted EPS increased by $0.75 to $2.24 from $1.49, and net income for the 2008 second quarter increased by $90 million to $278 million from $188 million. Excluding the Q2 2008 Items, diluted EPS increased $0.18 to $1.67 and net income increased $19 million to $207 million.
First Half Results of Operation: For the first half ended June 27, 2008 (2008 first half), consolidated net sales increased 8% compared to the first half ended June 29, 2007 (2007 first half) driven by continued strong demand for networked communication systems, ISR systems, government services, base support services, aircraft modernization and several specialized product areas, including power & control systems, microwave products, EO/IR products, precision engagement, and aviation products. These increases were partially offset by a decrease in linguist services, which is further discussed in the Government Services segment below. The increase in sales from acquired businesses was $131 million, or 2%.
Operating income for the 2008 first half increased by $188 million to $869 million from $681 million for the 2007 first half. The Q2 2008 Items increased operating income by an aggregate $110 million, and excluding them, consolidated operating margin increased by 30 basis points to 10.5% compared to the 2007 first half.
Additionally, the 2008 first half operating income was reduced by a $15 million charge for estimated costs to settle certain claims in the 2008 second quarter. See Segment Results below for a further discussion of segment operating income and margin results.
Interest expense and other for the 2008 first half decreased compared to the same period last year driven by trends similar to those in the 2008 second quarter.
The effective tax rate for the 2008 first half compared to the same period last year increased by 160 basis points. The Q2 2008 Items increased the effective tax rate by 40 basis points. The remaining increase was primarily driven by items similar to those in the 2008 second quarter.
In the 2008 first half as compared to the 2007 first half, diluted EPS increased by $1.01 to $3.78 from $2.77, and net income for the 2008 first half increased by $120 million to $470 million from $350 million. Excluding the Q2 2008 Items, diluted EPS increased $0.44 to $3.21 and net income increased $49 million to $399 million.
Orders: Funded orders for the 2008 second quarter increased 22% to $4.2 billion from $3.4 billion for the 2007 second quarter and increased 13% to $8.3 billion for the 2008 first half from $7.3 billion for the 2007 first half. Funded backlog increased 15% to $11 billion at June 27, 2008, from $9.6 billion at Dec. 31, 2007. Highlights of recent contract awards include:
•	The U.S. Air Force (USAF) selected L-3 as one of the winning contractors for the next Contract Field Teams (CFT) indefinite delivery/indefinite quantity (ID/IQ) contract, which provides worldwide quick reaction maintenance of deployed aircraft and ground vehicles for the U.S. military. CFT is a multi- sourced contract, and the existing CFT contract is currently L-3’s largest contract in terms of annual sales, generating almost 3% of L-3’s annual sales. The new CFT contract begins on Oct. 1, 2008.

•	The U.S. Army ordered 4 additional Joint Cargo Aircraft (JCA) from L-3, including logistics support, increasing the total number of aircraft ordered to six.

•	The Danish Defence Acquisition and Logistics Organization awarded L-3 a contract to upgrade existing simulators and provide new training devices for the Royal Danish Air Force F-16 Midlife Update program.

•	NASA’s Johnson Space Center awarded L-3 a five-year contract to provide space systems domain expertise to enhance space training for NASA engineers and astronauts.

•	The Australian Defence Materiel Organisation awarded L-3 a contract to undertake the production phase of the Royal Australian Air Force (RAAF) F/A-18 Centre Barrel Replacement as part of the Structural Refurbishment Project Phase 2.

•	The USAF awarded L-3 an ID/IQ contract to immediately deliver EO/IR imaging turrets for counter insurgency missions.

L-3 Announces Results for the 2008 Second Quarter	Page 4
Cash flow: Net cash from operating activities for the 2008 second quarter was $535 million compared with $386 million for the 2007 second quarter. Free cash flow for the 2008 second quarter was $502 million compared with $349 million for the 2007 second quarter. The 2008 second quarter net cash from operating activities was favorably impacted by collections of certain billed receivables at the beginning of the 2008 second quarter which were originally anticipated to occur during the quarter ended March 27, 2008. Net cash from operating activities for the 2008 first half was $628 million compared with $610 million for the 2007 first half. Free cash flow for the 2008 first half was $557 million compared with $545 million for the 2007 first half.
The company’s cash and cash equivalents decreased by $158 million to $622 million at June 27, 2008, from $780 million at Dec. 31, 2007. The decrease was principally due to cash used for share repurchases, dividends and business acquisitions, partially offset by the company’s 2008 first half free cash flow.
Total debt at June 27, 2008, remained at $4.5 billion compared to Dec. 31, 2007. Available borrowings under the company’s revolving credit facilities, after reduction for outstanding letters of credit, were $817 million at June 27, 2008. Shareholders’ equity increased by $70 million to $6,059 million at June 27, 2008, from $5,989 million at Dec. 31, 2007.
Segment Results
Command, Control, Communication, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Second Quarter Ended				First Half Ended
	June 27,	June 29,			June 27,	June 29,
($ in millions)	2008	2007	Increase		2008	2007	Increase
Net sales	$621.1	$527.4	$93.7		$1,187.3	$1,081.2	$106.1
Operating income	67.9	54.9	13.0		131.5	104.6	26.9
Operating margin	10.9%	10.4%	50	bpts	11.1%	9.7%	140	bpts
Second Quarter: C3ISR net sales for the 2008 second quarter increased by 18% compared to the 2007 second quarter primarily due to continued demand from the Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms. These increases were partially offset by lower sales for secure communications products, primarily Secure Terminal Equipment (STE).
C3ISR operating income for the 2008 second quarter increased by 24% compared to the 2007 second quarter primarily because of higher sales volume and higher operating margin. Operating margin increased by 50 basis points due to higher sales and improved contract performance for airborne ISR systems, partially offset by lower sales volume primarily for STE.
First Half: C3ISR net sales for the 2008 first half compared to the 2007 first half increased by 10%. The sales growth was lower in the 2008 first half compared to the 2008 second quarter because of lower airborne ISR system sales due to timing of deliveries. Operating income for the 2008 first half compared to the 2007 first half increased by 26%. Operating margin increased by 140 basis points. The increase in operating margin for the 2008 first half was primarily driven by trends similar to those for the 2008 second quarter, as well as lower development costs for new secure communication products.
Government Services

	Second Quarter Ended				First Half Ended
	June 27,	June 29,			June 27,	June 29,
($ in millions)	2008	2007	Increase		2008	2007	Increase
Net sales	$1,095.3	$1,085.0	$10.3		$2,200.4	$2,113.1	$87.3
Operating income	121.8	100.9	20.9		221.0	193.0	28.0
Operating margin	11.1%	9.3%	180	bpts	10.0%	9.1%	90	bpts
Second Quarter: Government Services net sales for the 2008 second quarter increased by 1% compared to the 2007 second quarter. The increase in net sales from acquired businesses was $19 million or 2%. A decline of $60 million for linguist services was largely offset by volume increases for training, information technology and other support services, primarily for the DoD. The decline in linguist services is due to the

L-3 Announces Results for the 2008 Second Quarter	Page 5
transition during the 2008 second quarter from an L-3 prime contract to a subcontract following a contract re-competition loss, which caused L-3’s work share to decline. Total linguist-Iraq sales were $117 million for the 2008 second quarter.
Government Services operating income for the 2008 second quarter increased by 21% compared to the 2007 second quarter primarily because of higher operating margin. Operating margin for the 2008 second quarter increased by 180 basis points compared to the 2007 second quarter. Higher sales volume, improved contract performance, lower indirect costs as a percentage of sales, and a decline in lower margin linguist sales improved operating margins by 200 basis points. These increases were partially offset by approximately $2 million, or 20 basis points, for severance and other costs related to continuing business realignment and consolidation activities.
First Half: Government Services net sales for the 2008 first half increased by 4% compared to the 2007 first half. Volume increases for training, information technology, engineering solution services and other support services, primarily for the DoD, were largely offset by a decline of $44 million for linguist services. The increase in net sales from acquired businesses was $32 million or 2%. Total linguist-Iraq sales for the 2008 first half were $300 million.
Government Services operating income for the 2008 first half increased by 15% compared to the 2007 first half primarily because of higher sales volume and higher operating margin. Operating margin for the 2008 first half increased by 90 basis points compared to the 2007 first half. Operating margin increased by 110 basis points due to trends similar to those affecting the 2008 second quarter; however, the improvement from the decline in lower margin linguist sales was smaller for the 2008 first half compared to the 2008 second quarter. These increases were partially offset by approximately $4 million, or 20 basis points, for severance and other costs related to business realignment and consolidation activities.
Aircraft Modernization and Maintenance (AM&M)

	Second Quarter Ended				First Half Ended
	June 27,	June 29,	Increase/		June 27,	June 29,	Increase/
($ in millions)	2008	2007	(decrease)		2008	2007	(decrease)
Net sales	$652.3	$637.9	$14.4		$1,307.6	$1,274.7	$32.9
Operating income	42.0	65.2	(23.2)		106.7	127.4	(20.7)
Operating margin	6.4%	10.2%	(380	)bpts	8.2%	10.0%	(180	)bpts
Second Quarter: AM&M net sales for the 2008 second quarter increased by 2% compared to the 2007 second quarter primarily driven by higher sales for the JCA contract and base support services. These increases were partially offset by lower sales for the Canadian Maritime Helicopter program due to previously completed milestones and lower C-130 aircraft modification sales for international customers.
AM&M operating income for the 2008 second quarter decreased by 36% compared to the 2007 second quarter primarily because of lower operating margin partially offset by higher sales volume. The 2008 second quarter includes $13 million of litigation charges for estimated costs to settle certain claims, which reduced operating margin 200 basis points. Operating margin for the 2008 second quarter compared to the 2007 second quarter also declined another 180 basis points due to a change in sales mix, primarily JCA and lower international sales.
First Half: AM&M net sales for the 2008 first half increased by 3% compared to the 2007 first half. AM&M operating income for the 2008 first half decreased by 16% compared to the 2007 first half and operating margin decreased by 180 basis points. These changes were primarily driven by trends similar to those for the 2008 second quarter, except that the 2008 second quarter claims had less of a negative impact by reducing margins for the 2008 first half by 100 basis points.

L-3 Announces Results for the 2008 Second Quarter	Page 6
Specialized Products

	Second Quarter Ended				First Half Ended
	June 27,	June 29,	Increase/		June 27,	June 29,	Increase/
($ in millions)	2008	2007	(decrease)		2008	2007	(decrease)
Net sales	$1,353.2	$1,157.2	$196.0		$2,532.8	$2,238.2	$294.6
Operating income	$143.3	$133.7	$9.6		$283.8	$255.8	$28.0
Product Line Divestiture Gain	(12.2)	—	(12.2)		(12.2)	—	(12.2)
Impairment Charge	27.5	—	27.5		27.5	—	27.5

Operating income, excluding Q2 2008 Items	$158.6	$133.7	$24.9		$299.1	$255.8	$43.3
Operating margin	10.6%	11.6%	(100	)bpts	11.2%	11.4%	(20	)bpts
Operating margin, excluding Q2 2008 Items	11.7%	11.6%	10	bpts	11.8%	11.4%	40	bpts
Second Quarter: Specialized Products net sales for the 2008 second quarter increased by 17% compared to the 2007 second quarter reflecting higher sales volume primarily for: (1) power & control systems mostly for commercial shipbuilding, (2) microwave products due to higher demand and deliveries of mobile communications systems and satellite and space components for the U.S. military, (3) EO/IR products primarily due to higher demand and deliveries from existing and follow-on contracts, (4) precision engagement primarily related to new contracts and increased demand for premium fuzing products and (5) security and detection systems primarily for international customers. These increases were partially offset by a decrease for displays due to lower sales volume for military aircraft and public safety products. The increase in net sales from acquired businesses was $70 million, or 6%.
Specialized Products operating income for the 2008 second quarter increased by 7% compared to the 2007 second quarter primarily because of higher sales volume. The 2008 second quarter includes a gain of $12 million for the Product Line Divestiture Gain and a $28 million non-cash Impairment Charge. Excluding these two Q2 2008 Items that affected the Specialized Product segment, operating income was $158.6 million and operating margin increased 10 basis points to 11.7%. The increase in operating margin is primarily attributable to improved contract performance and higher sales for power and control systems, partially offset by lower margins from acquired businesses, which reduced segment operating margin by 20 basis points. Additionally, the 2008 second quarter includes $2 million of litigation charges for estimated costs to settle certain claims.
First Half: Specialized Products net sales for the 2008 first half increased by 13% compared to the 2007 first half reflecting higher sales volume primarily for: (1) power & control systems mostly for commercial shipbuilding, (2) microwave products due to higher demand and deliveries of mobile communications systems and satellite and space components for the U.S. military, (3) EO/IR products primarily due to higher demand and deliveries on existing and follow-on contracts, (4) precision engagement primarily related to new contracts and increased demand for premium fuzing products and (5) aviation products primarily related to new contracts. These increases were partially offset by a decrease for combat vehicle propulsion systems due to timing, and for displays due to contracts nearing completion. The increase in net sales from acquired businesses was $99 million, or 4%.
Specialized Products operating income for the 2008 first half increased by 11% compared to the 2007 first half primarily because of higher sales volume. Excluding the Product Line Divestiture Gain and Impairment Charge, operating income was $299.1 million and operating margin increased 40 basis points to 11.8%. The increase in operating margin is primarily attributable to improved contract performance and higher sales for power and control systems and improved contract performance for security and detection systems. The increases were partially offset by lower margins from acquired businesses, which reduced segment operating margin by 20 basis points.

L-3 Announces Results for the 2008 Second Quarter	Page 7
Financial Outlook
Based on information known as of today, including completed business acquisitions, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2008, as presented in the tables below.

	Consolidated 2008 Financial Guidance
	Current

	Including	Q2 2008	Excluding	Prior
($ in billions, except per share data)	Q2 2008 Items(a)	Items	Q2 2008 Items(b)	(April 24, 2008)
Net sales	≥ $14.7	$—	≥ $14.7	$14.5 to $14.7
Operating margin	11.5%	(0.8)%	10.7%	10.7%
Effective tax rate	36.7%	(0.2)%	36.5%	36.5%
Diluted EPS	$7.28 to $7.32	$(0.57)	$6.71 to $6.75	$6.56 to $6.70

Net cash from operating activities	$1.4	$—	$1.4	$1.4
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.2	$—	0.2	0.2

Free cash flow	$1.2	$—	$1.2	$1.2

(a)	Includes the Litigation Gain of $133 million ($0.65 per share), the Product Line Divestiture Gain of $12 million ($0.06 per share) and the Impairment Charge of $28 million ($0.14 per share).

Segment 2008 Financial Guidance
($ in billions)	Current	Prior
Net Sales:
C3ISR	$2.5 to $2.6	$2.5 to $2.6
Government Services	$4.3 to $4.4	$4.2 to $4.3
AM&M	$2.6 to $2.7	$2.6 to $2.7
Specialized Products	$5.3 to $5.4	$5.2 to $5.3

Operating Margins:
C3ISR	10.6% to 10.8%	10.5% to 10.8%
Government Services	9.8% to 10.0%	9.6% to 10.0%
AM&M	9.1% to 9.3%	9.5% to 9.8%
Specialized Products	11.5% to 11.7%	11.8% to 12.2%
Plus: Q2 2008 Items impact on Specialized Products	0.3%	—%
Specialized Products, excluding Q2 2008 Items(b)	11.8% to 12.0%	11.8% to 12.2%
All financial guidance amounts for the year ending Dec. 31, 2008 are approximate estimates subject to the “Forward-Looking Statements” cautionary language on the following page. The current 2008 financial guidance includes $370 million of linguist-Iraq sales. The 2008 financial guidance also includes approximately $300 million of sales growth from business acquisitions.

(b)	The Current Financial Guidance Excluding the Q2 2008 Items is presented because the company believes that the Q2 2008 Items affect the comparability of the company’s consolidated and segment financial guidance and will allow investors to more easily compare previously issued financial guidance with current financial guidance throughout the year ended Dec. 31, 2008.

L-3 Announces Results for the 2008 Second Quarter	Page 8
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, July 24, 2008 at 11:00 a.m. EDT that will be simultaneously broadcast live over the Internet. Michael T. Strianese, president and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the following web address:
http://www.videonewswire.com/event.asp?id=49005
Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 50676975), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2007 sales of $14 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3Com.com.
Forward-Looking Statements
Certain of the matters discussed in this press release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; election year uncertainties; the availability of government funding or cost-cutting initiatives and changes

L-3 Announces Results for the 2008 Second Quarter	Page 9
in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and stock options amounts; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
– Financial Tables Follow –

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Second Quarter Ended(a)			First Half Ended
	June 27, 2008		June 29, 2007	June 27, 2008		June 29, 2007
Consolidated net sales	$3,722		$3,407	$7,228		$6,707

Consolidated cost of sales	3,347		3,052	6,485		6,026

Litigation Gain(b)	126		—	126		—

Operating income	501		355	869		681

Interest and other income, net	7		8	15		13
Interest expense	61	(c)	74	132	(c)	147
Minority interests in net income of consolidated subsidiaries	3		2	6		5

Income before income taxes	444		287	746		542
Provision for income taxes	166		99	276		192

Net income	$278		$188	$470		$350

Earnings per share:
Basic	$2.28		$1.51	$3.84		$2.81

Diluted	$2.24		$1.49	$3.78		$2.77

Weighted average common shares
Basic	122.0		124.9	122.3		124.8

Diluted	124.0		126.4	124.3		126.2

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention. The company closes its annual books on Dec. 31 regardless of what day it falls on.

(b)	Represents a litigation gain to reverse an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(c)	Includes $7 million of accrued interest reversed during the 2008 second quarter in connection with the Litigation Gain.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions)

	Second Quarter Ended		First Half Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Segment Operating Data
Net Sales:
C3ISR	$621.1	$527.4	$1,187.3	$1,081.2
Government Services	1,095.3	1,085.0	2,200.4	2,113.1
AM&M	652.3	637.9	1,307.6	1,274.7
Specialized Products	1,353.2	1,157.2	2,532.8	2,238.2

Total	$3,721.9	$3,407.5	$7,228.1	$6,707.2

Operating income:
C3ISR	$67.9	$54.9	$131.5	$104.6
Government Services	121.8	100.9	221.0	193.0
AM&M	42.0	65.2	106.7	127.4
Specialized Products	143.3	133.7	283.8	255.8

Total	$375.0	$354.7	$743.0	$680.8

Operating margin:
C3ISR	10.9%	10.4%	11.1%	9.7%
Government Services	11.1%	9.3%	10.0%	9.1%
AM&M	6.4%	10.2%	8.2%	10.0%
Specialized Products	10.6%	11.6%	11.2%	11.4%
Total	10.1%	10.4%	10.3%	10.2%

Depreciation and amortization:
C3ISR	$9.4	$9.9	$18.7	$19.3
Government Services	8.8	8.1	17.4	16.1
AM&M	6.4	6.6	13.3	13.4
Specialized Products	27.1	27.1	53.2	52.6

Total	$51.7	$51.7	$102.6	$101.4

Funded order data
C3ISR	$677.5	$454.1	$1,306.5	$1,023.7
Government Services	1,226.3	1,115.0	2,335.1	2,233.2
AM&M	790.9	612.3	1,565.4	1,310.9
Specialized Products	1,507.9	1,263.2	3,076.2	2,760.5

Total	$4,202.6	$3,444.6	$8,283.2	$7,328.3

	June 27, 2008	Dec. 31, 2007
Period end data
Funded backlog	$10,983.9	$9,571.4

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 27, 2008	Dec. 31, 2007
ASSETS

Cash and cash equivalents	$622	$780
Billed receivables, net	1,345	1,279
Contracts in process	2,188	2,099
Inventories	281	249
Deferred income taxes	205	246
Other current assets	145	110

Total current assets	4,786	4,763

Property, plant and equipment, net	774	754
Goodwill	8,310	8,165
Identifiable intangible assets	442	441
Other assets	230	268

Total assets	$14,542	$14,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$649	$571
Accrued employment costs	632	633
Accrued expenses	437	369
Advance payments and billings in excess of costs incurred	487	463
Income taxes	22	63
Other current liabilities	350	483

Total current liabilities	2,577	2,582

Pension and postretirement benefits	474	450
Deferred income taxes	313	245
Other liabilities	494	501
Long-term debt	4,537	4,537
Minority interests	88	87
Shareholders’ equity	6,059	5,989

Total liabilities and shareholders’ equity	$14,542	$14,391

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	First Half Ended
	June 27, 2008	June 29, 2007
Operating activities
Net income	$470	$350
Depreciation of property, plant and equipment	76	72
Amortization of intangibles and other assets	27	29
Deferred income tax provision	111	56
Stock-based employee compensation expense	30	23
Contributions to employee saving plans in L-3 Holdings’ common stock	72	72
Impairment Charge	28	—
Other non-cash items	(2)	13

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	(50)	43
Contracts in process	(72)	(147)
Inventories	(27)	(6)
Accounts payable, trade	81	24
Accrued employment costs	(5)	7
Accrued expenses	51	43
Other current liabilities	(131)	(18)
Advance payments and billings in excess of costs incurred	25	9
Income taxes	(24)	58
Excess income tax benefits related to share-based payment arrangements	(7)	(10)
Pension and postretirement benefits	21	44
All other operating activities	(46)	(52)

Net cash from operating activities	628	610

Investing activities
Business acquisitions, net of cash acquired	(218)	(195)
Proceeds from sale of product lines	12	—
Capital expenditures	(76)	(67)
Disposition of property, plant and equipment	5	2
Other investing activities	2	1

Net cash used in investing activities	(275)	(259)

Financing activities
Common stock repurchased	(500)	(201)
Cash dividends paid on L-3 Holdings’ common stock	(74)	(63)
Proceeds from exercise of stock options	24	49
Proceeds from employee stock purchase plan	35	32
Excess income tax benefits related to share-based payment arrangements	7	10
Other financing activities	(8)	(1)

Net cash used in financing activities	(516)	(174)

Effect of foreign currency exchange rate changes on cash and cash equivalents	5	6

Net (decrease) increase in cash and cash equivalents	(158)	183
Cash and cash equivalents, beginning of the period	780	348

Cash and cash equivalents, end of the period	$622	$531

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET CASH FROM OPERATIONS TO FREE CASH FLOW
(In millions)

	Second Quarter Ended		First Half Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net cash from operating activities	$535	$386	$628	$610
Less: Capital expenditures	(38)	(38)	(76)	(67)
Add: Dispositions of property, plant and equipment	5	1	5	2

Free cash flow(d)	$502	$349	$557	$545

(d)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.